Exhibit 5.2

                       K&A Asset Management, LLC Agreement


                                            K&A Asset Management, LLC Letterhead


This Agreement is made this 14th, day of February, 2004 by and between K&A Asset Management, LLC (Advisor), and the undersigned client (Client) for the following account number (Portfolio).

Kenneth and Kathy Macke (Client)
All Accounts with K & A Asset Management, LLC

Advisor agrees to provide investment supervisory services and act as an investment advisor under the following terms and conditions:

        I.    General Service Provisions

Client retains K&A to provide professional advisory services for the Client's Portfolio(s). These services are further described in K&A's Form ADV, Part II. The Portfolio(s) shall initially consist of cash and securities as designated by Client and shall be subject to such additions and/or withdrawals as Client may from time to time direct. Such securities may include common or preferred stocks; convertible stocks or bonds; mutual funds; options; collective trusts; sub-accounts of variable annuities; sub-accounts of variable universal life insurance; foreign securities; American Depositary Receipts; unit investment trusts; money market funds; corporate, municipal, or government bonds; and corporate, municipal, or government notes or bills, as applicable. Client is responsible for notifying K&A in writing when capital is added to the Portfolio; new capital may be in the form of cash, securities, or both. K&A is not responsible for the immediate investment of new capital when there is no such notification

Client authorizes K&A at their discretion to aggregate purchases and sales of securities for the Portfolio(s) with purchases and sales of securities of the same issuer for other clients of K&A occurring on the same day. If K & A believes that the purchase or sale of a security is in the Client's best interest along with the best interest of other clients, K & A may, but shall not be obligated to, aggregate the securities to be sold or purchased to obtain favorable execution or lower brokerage commissions, to the extent permitted by applicable laws and regulations. K & A will allocate securities so purchased or sold, as well as the expense incurred in the transaction, in the manner that it considers to be equitable and consistent with its fiduciary obligations to Client and its other clients. When transactions are aggregated, the actual prices applicable to the aggregated transaction may be averaged, and the Portfolio(s) and the other accounts of K&A may be deemed to have purchased or sold their proportionate shares of the securities involved at the average price then calculated.

Although K&A will pursue investment strategies consistent with the Client's investment policy, the Portfolio(s) may deviate from the written investment policy due to market conditions, Client instructions, and other factors.

Client represents that the information contained in the Signature & Information Page section of this Agreement is complete and accurate. Client agrees to notify K&A promptly of any material changes in that information, or any other material changes in Client's financial circumstances or investment objectives that might affect the manner in which the investment advisory services contemplated by this Agreement are provided. Client also agrees to provide K&A with such additional information as K&A may request from time to time to assist in providing the services for the Portfolio(s).

Client authorizes K&A to provide a copy of this Agreement to the Broker/Dealer, the Custodian, or any other party to a transaction for the Portfolio(s), as evidence of K&A's authority to act for Client.

        II.   Portfolio Management Provisions

K&A shall have full power to supervise and direct the investment and reinvestment of the Portfolio(s) (including all additions, substitutions, and alternations thereto) in securities, mutual funds, sub-accounts, collective trusts, and cash or cash equivalents, making and implementing all investment decisions, without prior consultations with Client. When third-party Portfolio Manager(s) are utilized for the Client(s) Portfolio(s), Client hereby appoints K&A as Client's agent and attorney-in-fact and authorizes K&A to hire, monitor, and terminate the discretionary investment management services of the Portfolio Manager(s) or mutual funds at its sole discretion for any reason whatsoever without consulting Client in advance.

        III.  Unmanaged Assets

As a general rule, K&A does not allow unmanaged securities to be commingled with Management Portfolio(s). On rare occasions, and to overcome a specific problem for the Client, K&A may agree to hold unmanaged assets in a Portfolio(s) for a limited period at the request of the Client. Client understands and agrees that K&A will hold the assets on a best efforts basis only and is not responsible for providing the services contemplated under this Agreement for the assets. Client agrees that all decisions in regard to the assets are the sole responsibility of the Client. K&A does not assume any responsibilities whatsoever for the inclusion of the assets in the Portfolio(s).

        IV.   Money Market Mutual Funds

Some of the assets in your account will be held in cash or cash equivalents temporarily, pending investment or as a defensive strategy. Cash equivalents may include money market mutual funds managed by various issuers and/or custodians. Detailed information regarding each money market fund can be found in the prospectus for each such fund. You should read each prospectus carefully prior to making a selection.

        V.    Custody

The Client shall appoint a separate Custodian acceptable to the Advisor to take possession of the cash, securities and other assets in the account(s). Advisor will have no access to the assets in the account or to the income produced therefrom and will not be responsible for any acts or omissions of the Custodian. The Client shall direct the Custodian to send a statement at least quarterly indicating all amounts disbursed from the account (including the amount of any fees paid to Advisor), all transactions occurring in the account during the period covered by the statement, and a summary of the account positions and portfolio value at the end of the period. The Client shall direct the Custodian to send copies of the account statements to Advisor, along with an indication that statements have been sent to the Client.

Client agrees that Advisor may require that assets be held at National Financial Services (NFS), Charles Schwab & Co., or another custodian. Client agrees that the choice of custodian will be at the discretion of Advisor. Advisor will notify client in advance of any requirement to change custodian.

        VI.   Compensation and Fees

Compensation for services shall be as described below:

Portfolio with assets less than $100,000:

For Portfolio(s) smaller than $100,000, K&A may decide that the best strategy to diversify is through the use of mutual funds. In this case, K&A will invest the Portfolio(s) in Class C shares of various mutual funds. K&A will be compensated directly from the mutual fund and will not draw any additional management fee off of the account. Depending on the fund, the Client may pay no up front commissions or, in some cases, a small up front commission may apply. The Fund Company may pay a 12b-1 servicing fee to K&A. The total fees paid to K&A on Class C shares may exceed total fees paid to and commissions received by K&A for Class A shares of the same Fund. Deferred Sales Charges may apply if the funds are redeemed prior to the minimum holding period (typically 1 year to 18 months). Generally the expense fees are higher than Class A shares. Class C shares may convert to Class A shares.

It is the Client's responsibility to carefully review the mutual fund prospectus before investing any money.

Billing cycles and payment will be determined by the mutual fund. It is the Client's responsibility to verify the accuracy of the fee calculation. The Custodian will not determine whether the fee is properly calculated.

Portfolio with assets greater than $100,000:

May be invested in a combination of stocks, bonds, or other fixed income investments, mutual funds or cash positions as represented by money market accounts.

The advisory fee will be calculated using an average daily balance billed in advance, at the beginning of the quarter. The fee is effective the day the account is accepted and prorated for the remaining days in the quarter. The fee is deducted directly from the clients account in accordance with the Fee Schedule attached and/or incorporated by reference.

Advisor or Advisor's designated affiliate will bill Client for fees within 15 days of the close of each calendar quarter. Fees will be due and payable immediately upon billing.

Applicable to ALL Portfolios:

Margin accounts will be billed on the sum value of the portfolio's assets, and will not be reduced by the amount of the loan. Thus, margin accounts result in a higher fee compared to non-margin accounts billed on portfolio value.

The initial deposit of cash or securities into the Portfolio(s) will be charged a prorated fee based on the number of days during the billing period that the account is open, at the percentage rate specified in the Fee Schedule. Additional deposits of cash or securities into the Portfolio(s) shall be charged a prorated fee based on the number of days remaining in each billing period in accordance with the Fee Schedule. Subsequent fee payments shall be assessed at the beginning of each billing period of this agreement.

Unless otherwise agreed to in writing, Client authorizes K&A to debit Client's Portfolio(s) for fees as applicable. Client hereby authorizes the Custodian to deduct K&A's initial and subsequent fees from the Portfolio(s) upon receipt of the invoice, if applicable, and hereby agrees to hold the Custodian harmless for payment of such fees. If the fees are not paid directly from the Portfolio(s), K&A shall directly invoice Client for the fee and Client shall immediately pay K&A upon receipt of the invoice.

Client understands that the Portfolio(s) assets may be invested in shares of mutual funds that will be included in calculating the value of the Portfolio(s) for purposes of computing K&A's fee. Mutual Fund and sub-account assets will also be subject to additional management fees and other expenses, and may be subject to "12b-1" fees to offset distribution expenses as described in the prospectuses of those funds and sub-accounts. These amounts may be paid by the funds and sub-accounts, but ultimately borne by the Client. Client expressly acknowledges that transactions in mutual fund shares and sub-accounts purchased and sold for the Portfolio(s) could be subject to ongoing expenses in the form of 12b-1 fees or other expenses from the mutual fund or sub-account. Client is advised that mutual funds purchased directly from the fund company typically would not incur a transaction fee, and Client would not incur the management or consulting fees under this Agreement in such case.

Client understands that K&A shall not be paid on the basis of a share of capital gains or capital appreciation of the Portfolio(s).

It is Client's responsibility to verify the accuracy of the fee calculation. The Custodian will not determine whether the fee is properly calculated.

Client agrees all fees are subject to change upon thirty (30) days' prior written notice to Client. Further, Client expressly understands and agrees that Advisor may charge a non-refundable one-time setup fee for Advisor's management and consulting services and that certain minimum asset amounts and fees may apply to various services provided by Advisor.

Client agrees that, if Client terminates this Agreement and requests a liquidation of the portfolio, the portfolio will be subject to transaction charges to liquidate the portfolio.

        VII.  Conflicts of Interest

From time to time, a representative of Advisor may also serve Client as a Registered Representative. If so, Client will be charged commissions for transactions made as a registered representative. Any payment of securities commissions is independent of any advisory fees charged. It is the responsibility of Advisor to report all such conflicts to Client.

From time to time, a representative of Advisor may also serve Client as an Investment Advisor Representative (IAR) of both K&A Asset Management and another Registered Investment Advisor (RIA). In this dual capacity, a potential conflict of interest could be the percentage of fee income paid out by each Investment Advisor to the IAR. This potential conflict would not affect the management fee schedule to be paid by the client to either Investment Advisor.

        VIII. Brokerage

Advisor is not affiliated with London Pacific Securities, Inc.. Client understands that Advisor's representatives may also be registered representatives with London Pacific Securities, Inc., a Registered Broker/Dealer, member NASD/SIPC. In a registered representative capacity, Advisor's representatives may receive commission income from said broker/dealer for the sale of securities and insurance products to Client.

Brokerage Services:

All commissions and other charges with respect to transactions for the Client will be payable by Client. All transactions authorized by this Agreement shall be made for the Client and at the risk of the Client and carried out through brokers or dealers selected by the Advisor. In making any such selection, the Advisor will consider a number of factors, including, without limitation, the overall direct net economic result to the Client assets (including commissions, which may not be the lowest available but which ordinarily will not be higher than the generally prevailing competitive range), the financial strength and stability of the broker, the efficiency with which the transaction is effected, the ability to effect the transaction where a large block or other complicating factors are involved, the availability of the broker to stand ready to execute possible difficult transactions in the future, and other matters involved in the receipt of brokerage and research services if Advisor determines in good faith that the commissions are reasonable in relation to the value of the brokerage and research services provided as contemplated by section 28(e) of the
Securities Exchange Act of 1934, as amended, and the regulations and interpretations of the Securities and Exchange Commission promulgated thereunder, without having to demonstrate that any such factor is of a direct benefit to the Client. The Advisor shall not be liable to Client for any act, conduct or omission of any broker, dealer or custodian.

Advisor shall enter orders for the Account(s) of Client with the broker or custodian the Advisor selects. Client understands and agrees that the broker or custodian may charge fees to Client that are independent of fees charged by Advisor. It is the responsibility of the Client to be aware of such charges and fees.

        IX. Receipt of Disclosure Document Including Disclosure of Interest and Capacity

Client acknowledges receipt of the Form ADV, Part II including Schedule H (wrap fee disclosure brochure) or a brochure or brochures containing the same information less than 48 hours prior to, but not later than the date of execution of this Agreement. Accordingly, Client shall have the option to terminate this Agreement without penalty within five (5) business days after the date of execution, provided however, that any investment action taken by Advisor with respect to Client's account(s), prior to the effective date of such termination shall be at Client's risk.

        X.    Reports to Advisor

Client will appoint Advisor the advisor of record with Custodian so that Advisor may receive copies of all reports available to the Client.

        XI. Voting of Portfolio Securities and ERISA Bond

If the account is subject to Employment Retirement Income Security of 1974 ("ERISA"), as amended, decisions on voting of Proxies will be made by (please check the appropriate box):
N/A
____  Advisor


____  Trustee  of  Client's  Account(s)  or a  Named  Fiduciary  of
Client's Account(s)

If the Account(s) is subject to ERISA, Client acknowledges that it is a named fiduciary with respect to the management or control of the assets of the Account and Client agrees to maintain an "ERISA Bond" under Section 412 of ERISA listing ADVISOR among those insured under the bond.

        XII.  Confidentiality

All information and advice furnished by either party to the other shall be treated as confidential and shall not be disclosed to any person, firm, or entity without the other party's prior consent, unless such disclosure is required by law.

However, Client information may be shared with the Custodian, the Broker/Dealer, the Mutual Fund, and any other financial institution the Advisor deems necessary in order to transact business on the Client's behalf. For example, we regularly share information with unaffiliated third parties such as our Introducing Broker/Dealer, London Pacific Securities, Inc. No Client consent will be required prior to such disclosure(s).

Client  authorizes   Advisor  to  provide  a  copy  of  this  Agreement  to  the
Broker/Dealer, the Custodian, the Mutual Fund, or any other party to a transaction for the Client, as evidence of Advisor's authority to act for Client.

        XIII.   Non-Exclusivity, Affiliations

Client understands that Advisor performs investment advisory services for other clients and may give advice and take action with respect to any such client, which may differ from the advice given, or the timing, or nature of action taken with respect to Client. Advisor shall have no obligation to purchase or sell for Client, or recommend for purchase or sale by the Portfolio(s) of Client, any security that Advisor's principals, affiliates, or employees may purchase or sell for themselves or any other clients.

        XIV. Pricing of Securities and Timing of Trades

Client   recognizes  that  transactions  in  a  specific  security  may  not  be accomplished for all Client purchases or accounts at the same time or at the same price.

        XV.   Risk Acknowledgments and Limitation of Liability

Advisor does not guarantee the future performance of the Portfolio(s) or any specific level of performance or the success of any investment decision or strategy that Advisor may exercise in managing the Portfolio(s). In addition, Client understands that certain Asset Management Services may require the establishment of a margin account and/or the use or derivative instruments to execute the investment strategy. Margin involves the extension of credit by the clearing Broker/Dealer for which interest will normally be charged on the credit balance. The financial exposure in a margin account can exceed the value of the securities in the Portfolio(s). Derivative instruments such as options can carry special risks including loss of premium, loss of principal and loss of opportunity to participate in the appreciation of the underlying security. Although Advisor intends to utilize options to manage risk and does not intend to use riskier option strategies such as writing uncovered calls, several principal risks still exist with the use of these instruments. Advisor does not guarantee that the use of margin or derivatives will be successful or that these investment strategies will enhance performance. Except as may otherwise be provided by law, Advisor shall not be liable to Client for (i) any loss Client may suffer by reason of any investment decision made or other action taken or omitted in good faith by Advisor with the degree of care, skill, prudence, and diligence under the circumstances that a prudent person acting in a fiduciary capacity would use; (ii) any loss arising from Advisor's adherence to Client's written instructions that Advisor reasonably believes to be genuine; or (iii) any act or failure to act by the Custodian, the Broker/Dealer to which Advisor directs transactions for the portfolio, or by any other third party. The federal and state securities laws impose liabilities under certain circumstances on persons who act in good faith, and therefore, nothing in this Agreement shall waive or limit any rights that Client may have under those laws.

        XVI.  Performance Reports

Advisor will provide Client with an appraisal of the Account as of the last day of each calendar quarter on which the New York Stock Exchange is open ("Appraisal Date"). Such appraisal shall be in the form of a written summary of assets of the Account on the Appraisal Date. Securities traded on a national securities exchange will be valued at the last sale price on the exchange, or, if there has been no sale that day, at the last known bid price. Securities that are traded over-the-counter and on a stock exchange will be valued according to the broadest and most representative market. Securities for which market quotations are readily available will be valued at the known current bid price believed by the Advisor most nearly to represent current market value.

Other securities and all other assets will be valued at fair value as determined in good faith by the Advisor.

        XVII. Headings

Paragraph headings contained in this agreement are for the convenience of reference only and shall not be used in the interpretation or enforcement of the Agreement.

        XVIII.     Governing Law

This Agreement and its interpretation and enforcement shall be governed and controlled by the laws of the State of California and any applicable Federal Law.

        XIX.  Entire Agreement

This Agreement constitutes the entire agreement between the parties. There are merged herein all prior and collateral representations, promises, and conditions with the subject matter of this Agreement. Any representation, warranty, promise, or condition not expressly incorporated herein shall not be binding upon either party to the Agreement.

        XX.   Waiver

The waiver by either party of any breach of any provision of this agreement by the other party shall not constitute a waiver of any other provision of this Agreement, nor shall waiver extend to future breaches of the same or other provisions of this Agreement.

        XXI.  Joint and Several Obligations

In the event more than one person executes this Agreement as Client, each person signing for the Client agrees to be jointly and severally bound by each obligation assumed by the Client.

        XXII. Agreement to Arbitrate Controversies

It is agreed that any controversies between Advisor and Client arising out of business conducted under the terms of this Agreement, except for those disputes between Advisor and the Client arising under Federal Securities Laws which are held to be nonarbitrable as a matter of law, shall be submitted to arbitration conducted under the provisions of the commercial arbitration rules of the American Arbitration Association. Arbitration must be commenced by service on either party of the written demand for arbitration or a written notice of intention to arbitrate, therein electing the arbitration tribunal. In the event Client does not make such election within five (5) days of such demand or notice then the Client authorizes Paul Krsek and/or Robert Andreae to make such election on the Clients behalf. Judgment upon any award rendered by the arbitrators shall be final and may be entered in any court having jurisdiction thereof.

        XXIII.     Assignment

Advisor shall not assign this Agreement without the prior written consent of Client.

        XXIV. Termination and Duration

This Agreement will be for an indefinite term.

Either party may terminate this Agreement at any time upon 30 days prior written notice. Fees will be pro-rated to date of termination and any unearned portion of pre-paid fees will be refunded to the client.

Termination  of this  Agreement  shall not affect (i) the validity of any action previously taken by Advisor under this agreement; (ii) liabilities or obligations of the parties from transactions initiated before termination of this Agreement; or (iii) Client's obligation to pay the consulting fees prorated through the date of termination. Upon termination of this Agreement, Advisor has no obligation to recommend or take any action with regard to the securities, cash, or other investments in the Portfolio(s).

If the Client is a natural person, the death, disability or incompetence of Client shall not terminate or change the terms of this Agreement. However, Client's executor, guardian, attorney-in-fact, or other authorized representative may terminate this agreement by giving written notice to Advisor.

        XXV.  Notices

Any notice or report to be given to Advisor under this Agreement shall be delivered by overnight courier or certified mail, return receipt requested, as follows:

      Attn:     K&A Asset Management, LLC
                1306 Oak Avenue
                St. Helena, CA  94574

Any notice to be given to client under this agreement shall be delivered by overnight courier or certified mail, return receipt requested, to Client at the address set forth below, or at such other address as Client sets forth in writing. Any other form of delivery of notice to either party shall not constitute good delivery.

        XXVI. Miscellaneous

If any provision of this Agreement is or should become inconsistent with any law or rule of any governmental or regulatory body having jurisdiction over the subject matter of this Agreement, the provision shall be deemed to be rescinded or modified in accordance with any such law or rule. In all other respect, this Agreement shall continue and remain in full force and effect. No term or provision of this Agreement may be waived or changed except in writing signed by the party against whom such waiver or change is sought to be enforced. Advisor's failure to insist at any time upon strict compliance with this Agreement or with any of the terms of this Agreement, or any continued course of conduct on their part, shall not constitute or be considered a waiver by Advisor of any of their rights or privileges. This Agreement contains the entire understanding between Client and Advisor concerning the subject matter of this Agreement.

                          Signature & Information Page


Client  Kenneth and Kathleen Macke
        -------------------------------------------------------------------
Client
Address 20 Campbell Creek Road, Oakville, CA 94599
        -------------------------------------------------------------------

Telephone
Number(s)__________________________________________________________________

Fax Number______________________________

Email Address___________________________

Tax I.D. # of Client____________________



Client Signature Kathleen Macke
                 -----------------------
Print Name       Kathleen Macke


Joint Client
Signature        /s/  Kenneth A. Macke by Kathleen Macke his attorney-in-fact
                 ------------------------------------------------------------
Print Name       Kenneth Macke


Date of Agreement   2/14/2004
                    ----------------


Advisor Representative  Paul J. Krsek    Robert Andreae
                        -------------------------------
                        Print Name


Signature of Advisor    /s/ Paul J. Krsek
                        /s/ Robert Andreae
                        -------------------------------

                              Fee Schedule:

(  X  ) Equity & Balanced      (     ) "C" Shares        (     ) Fixed Income



                           K & A Asset Management, LLC
                      1306 Oak Avenue St. Helena, Ca 94574
                     Tel: (707) 963-2107 Fax: (707) 968-0601
                                www.kaassets.com

Exhibit B:  Privacy Policy

In November 2000, Congress passed legislation to modernize the laws governing the financial services industry. Included were several provisions to enhance the customer privacy protections that have been the hallmarks of securities firms, banks, and insurance companies.

As of July 1, 2001, all financial institutions had to clearly, conspicuously, and annually disclose their policies for collecting and sharing nonpublic personal information. Specifically, these policies must disclose:

        o     The types of information we share
        o     The types of third parties we share information with
        o     Information about our privacy policies and practices

We collect a variety of nonpublic personal information from you, including:

        o     Information  we receive from your  applications  or other forms
        o     Information about your  transactions  with us or others
        o     Information you provide to us from telephone conversations

This information is required in order to conduct business on your behalf. The information we gather is available to departments and employees of K&A on a "need to know" basis. We may also share our database with various corporate affiliates also engaged in financial services. We may also share information with certain unaffiliated third parties with whom we must in order to conduct business on your behalf. These third parties may include our clearing broker/dealers, the custodians of the assets held in your account(s), mutual fund companies, and portfolio managers. We do not provide, disclose, or sell any nonpublic information to unaffiliated third parties for marketing purposes.

Our internal security procedures include physical, electronic, and procedural safeguards to protect your nonpublic personal information. Our computer database has firewalls installed to protect against threats or hazards to the security and/or integrity of customer records, and protect against unauthorized access to records that may harm or inconvenience our customers.

If you discontinue using our services, we will continue to adhere to our privacy policies and practices with regard to your nonpublic personal information.













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



                                Schedule of Fees


                                Managed Accounts

                       Annualized Fee Schedules for Equity
                             and Balanced Portfolios


                First $250,000                      1.500 %
                Next 250,000                        1.375 %
                Next 500,000                        1.250 %
                Next 1,000,000                      1.125 %
                Next 1,000,000                      1.000 %
                Next 2,000,000                      0.800 %
                Over 5,000,000                      0.500 %


                     Fee Schedule for "C" Share Investments

For Portfolio(s) smaller than $100,000, K&A may decide that the best strategy to diversify is through the use of mutual funds. In this case, K&A will invest the Portfolio(s) in Class C shares of various mutual funds. K&A will be compensated directly from the mutual fund and will not draw an additional fee off of the account. The client may pay no up front commissions or, in some cases, a small up front commission may apply. The Fund Company may pay a 12b-1 servicing fee (higher than Class A shares) to the representative. Deferred Sales Charges may apply if the funds are withdrawn prior to the minimum holding period (typically 1 year to 18 months). Generally the expense fees are higher than Class A shares. Class C shares may convert to Class A shares.

                          Annualized Fee Schedules for
                             Fixed Income Portfolios

                First $1,000,000                     0.700 %
                Next $2,000,000                      0.500 %
                Next $2,000,000                      0.350 %
                Over $5,000,000                      0.250 %


                                   Set-Up Fee:

                There will be a one-time set-up fee of 10 basis
               points assessed upon receipt of assets in account,
                             not to exceed $375.00

                              Updated April 1, 2002




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